Exhibit 99.2

Thoratec Announces Pricing of Offering of $125 Million
Senior Subordinated Convertible Notes

Pleasanton, Calif., May 18, 2004—Thoratec Corporation (Nasdaq: THOR) today announced the pricing of its offering of senior subordinated convertible notes due 2034 with gross proceeds to the company of $125 million through an offering in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The issuance of notes is expected to close on May 24, 2004.

The notes will be convertible, under certain circumstances, into Thoratec common stock at an initial conversion rate of 29.4652 shares per note (or an initial conversion price of approximately $19.72 per share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a 37.5 percent premium over the closing sale price of Thoratec common stock on May 18, 2004, which was $14.34 per share. The notes will bear cash interest at a rate of 2.375 percent per annum until May 16, 2011. After that date, original issue discount will accrue daily at a rate of 2.375% per year on a semiannual bond equivalent basis and on the maturity date, a holder will receive $1,000 per note. The notes will be issued at a price of $580.98 per note (58.098% of the principal amount at maturity). The company may redeem for cash all or a portion of the notes at any time on or after May 16, 2011 at a price equal to the sum of the issue price and the accrued original issue discount. Holders of the notes will have the right to require the company to repurchase some or all of the notes at specified prices on May 16 of each of 2011, 2014, 2019, 2024 and 2029 and upon certain events constituting a fundamental change.

The company has granted the initial purchaser a 30-day option to purchase up to $18,749,968 gross proceeds of additional notes.

Thoratec intends to use approximately $8.9 million of the net proceeds to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payments on the notes ($10.2 million if the initial purchaser’s option is exercised in full). In addition, Thoratec has purchased approximately $60 million, or 4,184,100 shares, of its common stock in connection with the offering. Thoratec intends to use the balance of the net proceeds from the offering for general corporate purposes, which may include additional stock repurchases, strategic investments or acquisitions. Pending such uses, Thoratec intends to invest the net proceeds in interest bearing, marketable securities.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, whether or not Thoratec will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to Thoratec’s most recent filings with the Securities and Exchange Commission, including it's Form 10-K for the fiscal year ended January 3, 2004. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

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